Exhibit 10.46
AMENDMENT NO. 1 TO EXECUTIVE SEVERANCE AGREEMENT
This Amendment No. 1 to Executive Severance Agreement (this “Amendment”), by and between Teladoc Health, Inc., a Delaware corporation (“Teladoc” or the “Company”), and Ms. Kelly Bliss, an individual resident in the Commonwealth of Massachusetts (“Executive”), is made as of April 26, 2024.
Recitals
A.    Teladoc and Executive are parties to that certain Executive Severance Agreement, dated as of July 14, 2017 (the “Agreement”).
B.    Teladoc and Executive desire to make certain changes to the Agreement, as set forth in this Amendment.
Terms and Conditions
In consideration of the mutual covenants contained herein, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.    Amendments.
1.1.    Except as otherwise set forth in this Amendment, capitalized terms have the meaning given them in the Agreement.
1.2.    The amendments set forth in this Amendment shall have effect automatically upon the earlier of: (i) the date of public announcement by Teladoc of the selection of a permanent Chief Executive Officer succeeding Mr. Jason Gorevic; or (ii) January 1, 2025 (such time of effectiveness, the “Effective Time”).
1.3.    At the Effective Time, Section 2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)    Severance Upon Qualifying Termination. If Executive has a Qualifying Termination that does not occur prior to but in connection with, on the date of, or within twelve (12) months following a Change of Control, then subject to (x) the requirements of this Section 2(a), (y) Executive’s continued compliance with the terms of the Confidentiality Agreement and Sections 4 and 5 hereof and (z) the terms of Section 8 hereof, Executive shall be entitled to receive the following payments and benefits:
(i)    The Company shall pay to Executive (A) his or her fully earned but unpaid base salary through the date of Executive’s Qualifying Termination, (B) any accrued but unpaid paid time off and (C) any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which Executive is entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law (collectively, the “Accrued Rights”);
(ii)    Executive shall receive continued payment of the Base Salary for a period of twelve (12) months following the termination date in accordance with the Company’s ordinary payroll practices;
(iii)    The Company will pay Executive the amount of any earned but unpaid annual bonus for the calendar year immediately prior to the year in which Executive’s Qualifying Termination occurs, as determined by the Board (or an authorized committee) in its good faith discretion, payable in a lump sum at the same time annual bonuses are paid to other Company executives generally but in no event later than December 31 of the year in which Executive’s Qualifying Termination occurs;
(iv)    If Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health (medical, dental or vision) plans following such Qualifying Termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect on the termination date until the earliest of (x) twelve (12) months following the effective date of such Qualifying Termination, (y) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (and Executive agrees to promptly notify the Company of such eligibility) and (z) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Qualifying Termination date through the earlier of (x)-(z), in such case, the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or an excise tax, then in lieu of paying COBRA premiums pursuant to this Section 2(a)(iv), the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, such payment to be made without regard to Executive’s payment of COBRA premiums; and
(v)    All unvested equity or equity-based awards granted to Executive under any and all equity compensation plans of the Company that were scheduled to vest within twelve (12) months after the date of Executive’s termination or resignation shall become immediately vested as to time, with any such awards that are subject to performance-based vesting conditions remaining eligible to vest to the extent the performance conditions are satisfied during such twelve-month period (provided that nothing in this Section 2(a) shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement).”
1.4.    At the Effective Time, Section 2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

2.    “(a)    Severance Upon Qualifying Termination Occurring Within 12 Months Following a Change of Control. If Executive has a Qualifying Termination that occurs on the date of or within twelve (12) months following a Change of Control, then subject to (x) the requirements of this Section 2, (y) Executive’s continued compliance with the terms of the Confidentiality Agreement and Sections 4 and 5 and (z) the terms of Section 8, Executive shall be entitled to receive the payments and benefits described in Section 2(a) above; provided that: (i) the Company shall pay Executive an additional amount equal to seventy-five percent (75%) of the Target Bonus Amount, payable in a lump sum on the Company’s first ordinary payroll date occurring after the effective date of Executive’s Qualifying Termination; and (ii) in lieu of the treatment set forth in Section 2(a)(v) above, all unvested equity or equity-based awards granted to Executive under any equity compensation plans of the Company shall become immediately vested as to time and any such awards that are subject to performance-based vesting will remain eligible to vest to the extent the performance conditions are thereafter satisfied (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement or prohibit the award from being treated in substantially the same manner as awards held by Company employees in the context of a Change of Control or other corporate transaction).
2.    Other Provisions. Except as expressly set forth above, each and every provision of the Agreement shall remain unchanged and in full force and effect.
3.    General Provisions. The provisions of Section 8 of the Agreement shall govern this Amendment, to the fullest extent applicable and are hereby incorporated into this Amendment.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

MS. KELLY BLISS, an individual resident in the Commonwealth of Massachusetts /s/ Kelly Bliss___________________	TELADOC HEALTH, INC., a Delaware corporation By: /s/ Adam Vandervoort______________ Name: Adam Vandervoort Title: Chief Legal Officer